SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement             [  ] Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule 14a-
                                                     6(e)(2))
   [  ] Definitive Proxy Statement
   [X]  Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                               WPL HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   [  ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:


        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:  $500,063

        2) Form, Schedule or Registration Statement No.: Preliminary proxy materials of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company, Joint Registration Statement on
             Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-07931) and Joint Registration Statement on Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-10401).

        3) Filing Party: WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company.

        4)   Date Filed:  January 18, 1996, July 11, 1996 and August 19,
             1996.

   [The following letter from Erroll B. Davis, Jr., President and Chief Executive Officer of WPL Holdings, Inc., is being distributed to all retirees of WPL Holdings, Inc. starting on August 30, 1996.]

    [LOGO]  WPL Holdings, Inc.                   222 West
            The parent of Wisconsin Power and    Washington Avenue
            Light Company                        PO Box 2568
            and Heartland Development            Madison, WI 53701-
            Corporation                          2568
                                                 608/252-4888



   August 30, 1996


   Dear WPL Holdings Retiree:

   In light of recent media coverage, I thought this might be a good time to provide you with a brief update on the pace of developments regarding WPL Holdings' merger transaction with IES Industries and Interstate Power Company. If you are a WPL Holdings shareowner, you already have been made aware of some of these developments through recent shareowner mailings.

   IES, Interstate Power and WPL Holdings continue to move aggressively toward a common goal: the combination of our three companies under the Interstate Energy Corp. umbrella. Once again, we believe that the rapidly changing nature of the energy marketplace validates the critical strategic value of this merger for our retirees, customers, shareowners and current employees.

   As you may know, MidAmerican Energy Corp., of Des Moines, has attempted to block our three-way merger by making an unsolicited offer for IES. On Aug. 15, the IES board of directors rejected the MidAmerican offer and a revised stock-exchange ratio for IES shareowners was agreed to by the three merger partners.

   In a concerted effort to share what we see as the Interstate Energy Corp. story, executives from all three merger partners have spent the past few weeks visiting with institutional investment firms, regional brokerage houses, and newspaper reporters, editors and publishers. Our financial presentation on the new Interstate Energy Corp. is, in my opinion, very compelling.

   I can sum up in a few words why the WPLH board of directors believes that the merger with IES Industries and Interstate Power is in the best long-term interests of our company:

   - This three-way strategic merger positions WPLH for regional growth, with access to high growth markets.
   -    The merger will produce a company that is financially strong.
   - We did not have to "mortgage our future" to make the merger a reality.

   After listening to our presentation, two investment firms -- Robert W. Baird & Co. and Edward D. Jones & Co. -- have recommended shareowner approval of the three-way merger.

   We believe that the three-way merger also is in the best interests of WPL Holdings retirees. Our company always has been very active in providing pension and benefits packages to its retirees, and I can assure you that this firm commitment will continue. I am also pleased to let you know that our merger partners have the same long-standing commitment to providing retiree benefits.

   As a WPL Holdings retiree, your pension will remain protected after the merger is completed. Pension benefits are earned during your years of service with WPL Holdings, and in addition to our company's firm commitment to its retirees, your pension enjoys full legal protection under the Employee Retirement Income Security Act of 1974.

   Given the financial strength that we see in our merger proposal, we also intend to maintain our long-standing commitment to providing other forms of retiree benefits coverage. As in the past, however, we reserve the right to modify the level and structure of the retiree benefits coverage provided by the company.

   Again, please let me remind you that the WPL Holdings board of directors believes that our three-way merger is in the best interests of retirees, current employees, customers and shareowners.

   If you are a WPL Holdings shareowner, and you have not voted already, I urge you to return the lavender-colored proxy card that you received earlier this week and vote for the three-way merger. Please note that these cards must reach us before the Sept. 5 WPLH Annual Meeting. If you have already returned your original white proxy card, and you are satisfied with your vote, you do not need to return the lavender card.

   Thank you for your years of dedicated service to WPLH. I look forward to seeing you at the special Retiree Breakfast prior to the start of our Annual Meeting in Madison on Sept. 5

   Sincerely,



   Erroll B. Davis, Jr.
   President and CEO

   [The following are the scripts for presentations that were recorded in New York on August 29, 1996 for distribution to, or hearing by, Merrill Lynch's brokers.]

                          REMARKS FOR WAYNE STOPPELMOOR


   This is Wayne Stoppelmoor, Chairman, President and Chief Executive Officer of Interstate Power Company.

   I would like to begin our discussion today with a few brief comments about the three-way merger between Interstate Power Company, IES Industries and WPL Holdings.

   We are only a few days away from a vote on our three-way merger -- something we have been preparing for since November of 1995.

   We are on a course to obtain necessary regulatory approvals and complete this transaction in 8 to 10 months, assuming, of course, we gain shareholder approval on September 5.

   As the smallest of the three partners in this merger, I wish to emphasize IPC's strong belief that this transaction is a WIN, WIN, WIN situation because it creates significant value and opportunity for the shareholders of all three of our companies.

   The three-way merger recognizes our vision -- in an era of deregulation -- of a company that will be a low cost provider with a healthy balance sheet, be positioned to serve a growing regional economy, have strong leadership and create the greatest value for our shareholders.

   The unsolicited offer by MidAmerican Energy Company has not, in the least, dampened the commitment of IPC to the strategic combination we announced last fall.

   To further explain why we believe our three-way merger is such an outstanding opportunity for our shareholders, I will turn the discussion over to Erroll Davis,

   Erroll . . .

                            COMMENTS FOR ERROLL DAVIS

   Thank you, Wayne -

   This is Erroll Davis, president and CEO of WPL Holdings, and I am here to tell you why I think the three-way merger we have proposed is a better alternative for the future than the proposed hostile take-over of IES by MidAmerican Energy Corporation.

   My goal is not to convince you that $2.25 is greater than $2.82

   It is not to suggest that $35 or $36 is greater than $37 or $39

   It is to suggest that no matter how loudly MidAmerican says otherwise, you simply cannot compare the WPLH/IPC/IES deal to their hostile offer on the basis of those few numbers.

   You must evaluate both proposals for what they truly are - PROMISES

   PROMISES to deliver value at some FUTURE date and

   PROMISES to create or sustain value for some period into the future.

   Your task is not so much to simplistically compare numbers but, more so, to make a judgment about who can deliver what they say and, since money does have a time value, who can deliver in a time frame that represents the best interests of your investors.

   If you look at the proposals in this light, the differences go far beyond numbers.

   We believe that one proposal, the IEC proposal, is a near-term reality.

   It is based upon strong financials, articulated organizational structures, and a shared vision of direction and growth for the future.

   The other proposal, MidAmerican's, is what we believe is a "wished for outcome," that appears to be unsupported by finances, strategy or structure.

   And, most importantly, MidAmerican's proposed transaction is one that the IES Board of Directors believes has little probability of financially succeeding, and, in direct contradiction to MidAmerican's public pronouncements, little probability of being consummated in a timely manner.

   The comparison is simple -
        A transaction that we believe creates value both today and in the long term vs
        A transaction that we believe destroys existing shareholder value to create a higher cost, less competitive company

   Let me elaborate:

   Two things must occur for MidAmerican to have a viable alternative proposal:

   First, they must close in a timely manner, and

   Second, they must have the wherewithal to sustain the dividend.

   I'd like to explore both of these points:

   MidAmerican says they are astounded by our lack of progress and further, that they could close a transaction easily in less than 12 months, based on their track record and because they imply there is no opposition or concern about their transaction.

   We believe MidAmerican is incorrect and there will be concerns at both the state and the federal level.

   In the Primergy merger, the issue of market power has been raised at FERC, over a merger that would control a little more than 60% of the retail market or about 45% of the total market in Wisconsin.

   A MidAmerican/IES merger would command more than 85% of the Iowa retail market and more than 60% of the total.

   We believe this will be an issue of concern at FERC.

   On the other hand, the Department of Justice has let the Hart-Scott-Rodino
        Antitrust Improvement Act's 30 day waiting period expire without raising any market concentration issues regarding the IEC transaction.

   We expect FERC also to have no antitrust issues with IEC, as we will not be adding any customers in Wisconsin and, in Iowa, the resulting market share of IEC will be smaller than MidAmerican's current market share.

   For MidAmerican to suggest that their transaction could be done routinely or easily based on their experience with a transaction done before recent changes in FERC policy is disingenuous at best.

   The fact is, that regulatory scrutiny of all mergers is increasing.

   The IEC merger is already well on the way to obtaining the necessary approvals to become a reality and MidAmerican would be starting from ground zero.

   From our perspective, their promise of speedy approval should be accorded little credibility.

   But, let's say for argument sake, that MidAmerican can get their approvals
        -- although I would suggest that you assign a probability of less than 100% to that -- let's now focus on the financial assumptions in MidAmerican's proposal:

   1. MidAmerican's materials say that cash flow from operations will be $4.51/sh to support a $1.20 dividend.

        That sounds like pretty good support to me, except that they forgot to mention a minor point -- that there are a few tugs on that cash flow other than dividends:

        What about their construction program?

        What about their nuclear decommission expense?

        What about alternative energy mandates?

        What else must come out of $4.51?

        Last year IES and MidAmerican had $534 million in capital expenditures or about $3.75/share of their proposed $4.51.

        Last year, that would have left about 75 cents to pay the $1.20 dividend.

        The point of course is that, based on these facts, there may not be enough of a margin to support this dividend.

   2. MidAmerican is going to borrow, depending on how shareholders elect to receive their exchange, quite a bit of money, increasing their capitalization ratio to nearly 60% debt.

        Compare that with IEC's capitalization to debt ratio of about 49%.

        Interest, of course, must be paid before dividends.

   3. According to recent statements, MidAmerican is considering selling off non-strategic assets to lower their debt.

        They must, therefore, assume that:

        They know enough about the assets to get good value for them

        They can sell them quickly for cash

        Their experience with their own InterCoast Energy Co. subsidiary where they had to pull their IPO (occurred on 7/29/96) suggests to us that it is not always easy to monetize one's assets and, to do it quickly, could be even more challenging!

        Those are, of course, better assumptions than assuming you are going to get rate coverage for the extra interest costs.

   4. MidAmerican's transaction will create $478 million of goodwill which they are assuming they will write off at $12 million a year, with rate coverage.

        We believe this assumption to be rather fantastic, given that:

        IES received less than 20% rate recovery for a similar transaction,

        The legislators in Iowa are already discussing legislation to prohibit this practice in certain situations and, last,

        Iowa's Office of Consumer Advocate has already registered concerns in this area.

        As an aside, I should add that this lack of $12 million in cash flow has other implications.

   5. MidAmerican's ability to sustain the dividend is clearly a function of their cash flow from the utility business:

        They are in front of the Iowa Utility Board for a $10 million rate reduction.

        The Consumer Advocate is asking for a $100 million rate reduction.

        A reduction at the $100 million level would take 70 cents per share right off of the top of their assumptions.

        We cannot say what the actual level will be, but given their present
             ROE, we believe the reduction may be substantial.

        Any reduction will likely take place before closure of any transaction that MidAmerican is contemplating.

        In short, not only will there be less cash to support the dividend, there will be downward pressure on their stock price as well

        AND both will occur before their proposed transaction can close.

        None of the IEC partners are now facing this sort of regulatory challenge.

   6. We believe that MidAmerican will have problems sustaining this dividend level.

        Today MidAmerican's dividend is 14.5 percent less than it was 5 years ago, while WPLH is 7.8 percent higher, having increased dividends 23 years in a row.

        The IEC partners expect the energy market will be fully competitive within 1 to 2 years from when MidAmerican can close this transaction.

        We believe that MidAmerican will have a high cost company with over 14 percent of its equity as potential stranded costs trying to maintain its dividend in a fully competitive commodity marketplace where just about every Wisconsin, Minnesota, Dakota and Southern Illinois utility has lower prices and production costs.

        IEC's potential stranded costs, by the way, are about 6 percent.

        The MidAmerican commitment to dividend stability will be difficult to keep.

   7. MidAmerican's calculations assume that their shareowners will get 50 percent of the combination or "synergy" savings.

        a 50% assumption is not only unduly aggressive, we find it somewhat perverse for a utility that is being asked to reduce its rates by $100 million.

        Again, less cash flow, more dividend pressure.

   8. Let me now turn to my last financial argument -- and that is that you must factor in IEC's ability to manage nuclear risks.

        Over the years, it seems nothing has destroyed shareowner value faster and more precipitously than an inability to control nuclear exposure.

        MidAmerican is involved with three nuclear units -- the Cooper unit in Nebraska and two Quad Cities units operated by Commonwealth Edison.

        Among these three plants, there have been 13 significant nuclear violations in the last four years with attendant fines exceeding $1.3 million.

        The average Systematic Assessment of Licensee Performance or SALP, which is a rating process for the nuclear industry, gave scores of 2.25 for Cooper and 2.5 for the Quad Cities units.

        SALP scores are on a 1 to 3 rating scale with 1 being the best and 3 the worst.

        The point to be made is that we believe MidAmerican cannot control the management of these facilities or the attendant cash flow exposure.

        In fact, we understand MidAmerican is presently suing its Nebraska partner for its management!

        Now, compare that to the IEC transaction.

        IES is the owner-operator of the Duane Arnold facility.

        In contrast to MidAmerican's units, Duane Arnold is a unit enjoying the highest industry ratings average (SALP at 1.25) and is presently number 5 or 6 in the world in terms of continuous operations.

        It has had one minor fine of $12,500 in the last four years.

        WP&L does not operate the Kewaunee nuclear unit.

        However, similar to IES' Duane Arnold, the Kewaunee unit is a unit that enjoys the highest possible ratings (SALP 1.0)

        We could not identify any fines in the last ten years for Kewaunee!

        I should point out that our exposure has also been minimized by rapid write-off of the unit.

             (Pause)

        I hope I've been able to point out that we believe there is clear and compelling risk that MidAmerican:

        Cannot get the transaction completed

        Cannot get it completed in the time frames they suggest, and

        May not be able to sustain the dividend in the face of increased interest costs, rate reductions, non-coverage of goodwill, uncompetitive rates, low synergy capture and nonmanageable nuclear exposure.

        You must compare all of these risks and probabilities against a transaction that doesn't begin to strain anyone's finances and one that raised no significant regulatory issues.

        And ask yourself, which one is a better deal - - - Jim...

                         CLOSING REMARKS FOR JIM HOFFMAN

   Thank you Erroll . . .

   For the past few years, we at IES have spent an enormous amount of time studying how we can create the best opportunities to enhance value for our shareholders.

   To position ourselves for the coming era of deregulation, we looked at various options to make ourselves stronger and more competitive.

   We concluded that this three-way merger of three strong organizations is by far the best course.

   Both WPLH and IPC have substantially higher growth rates, lower costs and a history of generating greater shareholder value than MidAmerican.

   I want to point out that we did look carefully at MidAmerican.

   We are in a very public regulated industry, and I don't think there is anything we don't know about them or about what a combination between IEC and MidAmerican can produce.

   We concluded that the strategic logic is not there, the growth opportunity is not there and, ultimately, the value for shareholders is not there.

   Now, on September 5, shareholders have a choice.

   I want to emphasize that this choice is NOT between the three-way merger and a combination with MidAmerican.

   It is a choice, up or down, on the three-way merger -- a merger that is real, concrete and well on the way to completion.

   A transaction that will offer shareholders value of about $36 per share and a dividend of $2.25 per share.

   This compares well with a share price of $27 prior to our announcement of the three-way merger and a current dividend of $2.10.

   If we do not get shareholder approval, there is no deal.

   MidAmerican has made only a proposal.

   There is nothing on the table from them.

   They have clearly told you in their proxy that there is no assurance of any MidAmerican transaction and that, even if there is one, the terms could be different from what they propose now. So, we see this vote as very simple:

   A real merger in hand versus nothing.  (poignant pause)

   We appreciate your support.

   [The following is a revised slide from the presentations given by certain executive officers of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company to retail brokerage firms on August 27, 1996. The slide entitled "MIDAM IMPLIED VALUE $26 - $30??" filed with the Securities and Exchange Commission on August 27, 1996 was a preliminary draft of the slide set forth below that was not used in the August 27, 1996 presentations and that was filed inadvertently.]


                               MIDAM IMPLIED VALUE
                                  $26 - $30 ???

   We believe they should have . . .


                  Included                             Excluded

    -    Discount for time lag and       -    High multiple of 5-6 times
         probability of transaction           operating cash flow
         closure                              -    MEC historical multiple
    -    Effect of rate decrease (OCA              doesn't support
         $100 million?)                       -    Utilities are primarily
    -    Cost of current hostile effort            valued on P/E basis
    -    Full impact of higher debt           -    Historically WPL has had
         service                                   higher P/E ratios than
    -    Tax impact on McLeod gains if             MidAM
         sold                            -    Cash flows of non-regulated
    -    Goodwill amortization of $12         subsidiaries which may be
         million per year (For P/E            divested
         valuation basis)


   We believe the implied value to MidAm and IES shareholders is much less than advertised.